EXHIBIT 3.1.4

ARTICLES OF AMENDMENT TO THE CHARTER
OF
PIEDMONT MINING COMPANY, INC.

The undersigned corporation hereby executes these Articles of Amendment for the purpose of amending its charter.
1. The name of the corporation is Piedmont Mining Company, Inc.

2. The following amendment to the charter of the corporation was adopted by its shareholders on the 23rd day of June, 1984, in the manner prescribed by law:

“In lieu of Article IV of the Articles of Incorporation of Piedmont Mining Company, Inc., which were filed in the Office of the Secretary of State of North Carolina on July 25, 1983, as said Article was amended by Articles of Amendment filed in the Office of the Secretary of State of North Carolina on August 1, 1983, the following is substituted:

ARTICLE IV

The corporation shall have authority to issue Fifteen Million (15,000,000) shares of stock, consisting of a class of Eight Hundred Fifty-five Thousand (855,000) shares of Class A Common Stock without par value, which shall be designated "Class A Common Stock", and a class of Fourteen Million One Hundred Forty-five Thousand (14,145,000) shares of Common Stock without par value, which shall be designated “Common Stock”.  The preferences, privileges, restrictions and rights granted to or imposed on the respective classes of shares are as follows:

PROVISIONS APPLICABLE TO BOTH CLASS A
COMMON STOCK AND TO COMMON STOCK

(1) Except as may be provided by law or in this Article IV, shares of Class A Common Stock and shares of Common Stock and the rights and privileges of holders thereof shall be identical in each and every respect, including, without limitation, the following:

(a) With respect to any questions coming before or to be voted upon by the stockholders of the corporation, each share of Class A Common Stock shall be entitled to such number of votes as equals the number of shares of Common Stock that such share would be convertible into at such time and each share of Common Stock shall be entitled to one vote and the Class A Common Stock and the Common Stock shall vote together as one class, except as provided in Paragraph 5 of provisions Applicable to Class A Common Stock.

(b) Holders of Class A Common Stock and holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends, payable out of any funds legally available therefore, provided, except as hereinafter provided, that neither the Class A Common Stock nor the Common Stock shall be preferred over the other as to any dividend, and neither the holders of the Class A Common Stock nor the holders of the Common Stock shall be entitled to receive any dividend which is not identical in kind, with the same record and payment date for each such class provided, however, that any dividend paid to a holder of Class A Common Stock shall be based on the number of shares of Common Stock such holder's shares of Class A Common Stock would be convertible into at the time such dividend is declared.

(c) Until all of the shares of Class A Common Stock have been cancelled and there is no longer any authorized Class A Common Stock of the corporation, the corporation cannot declare and pay dividends in its own authorized but unissued shares or in its own treasury shares.

(2) The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of North Carolina.

(3) No holder of any Class A Common Stock or Common Stock shall have any preemptive or preferential right of subscription to any shares of either Class A Common Stock or Common Stock, the right to convert shares of the Class A Common Stock not being a preemptive or preferential right of subscription.

PROVISIONS APPLICABLE TO CLASS A COMMON STOCK

(1) Shares of Class A Common Stock shall be issued as fully paid, non-assessable shares and not otherwise.

(2) The holder of each share of the issued and outstanding Class A Common Stock of the corporation shall have the right at any time through and including the initial public offering of shares by the corporation (which for purposes of this Paragraph shall mean a registered public offering covering not less than 20% of the sum of the shares of Common Stock outstanding prior to such offering and any shares issued in such offering) on Form S-l or comparable form under the Securities Act of 1933, as amended (herein the “Final Conversion Date"), to surrender the certificate evidencing such share and receive, in lieu and in conversion thereof, a certificate evidencing the number of shares of Common Stock of the corporation as is necessary to result in the shares of Common Stock issued to and owned by said holder of said share after such issuance being not less than the product of (i) the quotient of I divided by the number of shares of Class A Common Stock outstanding immediately prior to such conversion and (ii) the number of shares of Common Stock as is equal to 9.93% of the issued and outstanding Common Stock of the corporation, as calculated after the issuance of such shares of Common Stock (herein the "Conversion Rate") provided, however, that if such conversion occurs in connection with the initial public offering as described above, the number of shares of Common Stock issuable shall be calculated including any newly-issued shares sold in such offering.

(3) Upon the conclusion of the initial public offering of shares by the corporation (as described above) on Form S-l or comparable form under the Securities Act of 1933, as amended, or immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the corporation, any outstanding shares of the Class A Common Stock shall thereupon be automatically converted into Common Stock at the Conversion Rate. In such case, each outstanding certificate representing Class A Common Stock shall be deemed for all corporate purposes to evidence the ownership of the whole number of duly issued and outstanding shares of Common Stock into which the shares of Class A Common Stock have been so converted as described above, and upon surrender of such certificate to the corporation or the representative of the corporation, the holder shall be entitled to receive in exchange therefor a certificate or certificates representing the whole number of shares of Common Stock into which the shares of Class A Common Stock theretofore represented by such certificate shall have been converted as aforesaid.

(4) In the event of any capital reorganization, or of any reclassification of the capital stock of the corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a subdivision or combination) or in case of the consolidation or merger of the corporation with or into any other corporation (other than a consolidation or merger in which the corporation is the continuing corporation and which does not result in any change of the Common Stock), or of the sale of the properties and assets of the corporation as, or substantially as, an entirety, to any other corporation, each share of Class A Common Stock shall after such capital reorganization, reclassification of capital stock, consolidation, merger or sale be convertible into, at the holder's option, the kind and number of shares of Common Stock or other securities or property of the corporation, or of the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which such holder would have been entitled if it had held the number of shares of Common Stock issuable upon conversion of such shares of Class A Common Stock immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger or sale.

(5) Each class of stock of the corporation will vote separately, as a class, on any proposal for the (i) con-solidation or merger of the corporation with or into any other corporation or sale of all or substantially all of the assets of the corporation, (ii) any change in the number of shares which the corporation is authorized to issue, (iii) any capital reorganization, recapitalization or reclassification of the securities of the corporation, and (iv) any amendment to the articles of incorporation of the cor-poration which would affect or limit the rights and privileges of the Class A Common Stock.

(6) The corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of Class A Common Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class A Common Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable.

(7) No fractional shares of Common Stock or scrip certificates therefor shall be issued upon the conversion of any Class A Common Stock, but the number of shares of Common Stock issued to the holder of each share of Class A Common Stock at such time shall be rounded to the nearest number of total shares to which the holder of the shares of Class A Common Stock is entitled.

(8) The issuance of certificates for shares of Common Stock upon the conversion of Class A Common Stock shall be made without charge to the converting stockholder for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the Class A Common Stock converted, provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Class A Common Stock converted, and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

(9) Upon the conversion of shares of Class A Common Stock under any of the provisions of this Article IV, the shares of Class A Common Stock surrendered pursuant to such conversion shall be cancelled and not again reissued.”

3. The number of shares of the corporation outstanding at the time of such adoption was 7,756,596, and the number of shares entitled to vote thereon was 7,756,596.

4. All of the shares outstanding at the time of such adoption were common shares and 7,177,539 shares voted for such amendment and no shares voted against such amendment.

5. The amendment herein effected does not give rise to dissenter's rights to payment for the reason that the only effect of such amendment is to authorize a class of stock with conversion privileges and prior to the foregoing amendments there were no shares with preference as to dividends or liquidation.

IN WITNESS WHEREOF, these Articles are signed by the President and Secretary of the corporation, this 23rd day of June, 1984.

PIEDMONT MINING COMPANY, INC.

BY:	/s/ Robert M. Shields
President

BY:	/s/ Elizabeth T. Hodges
Secretary

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG
This 23rd day of June, 1984, A.D. _____________________, personally came  before me Robert M. Shields, Jr., who, being by me duly sworn, says that he is the President of Piedmont Mining Company, Inc., and that the seal affixed to the foregoing instrument in writing is the corporate seal of the Corporation, and that said writing was signed and sealed by him, in behalf of said Corporation, by its authority duly given, and that the statements therein contained are true.

/s/ Lynne E. Sapp (Buzzell)
Notary Public
My commission expires: 4/12/86

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG
This 23rd day of June, 1984, A.D. _____________________, personally came before me Elizabeth T. Hodges, who, being by me duly sworn, says that she is the Secretary of Piedmont Mining Company, Inc., and that the seal affixed to the foregoing instrument in writing is the corporate seal of the Corporation, and that said writing was signed and sealed by her in behalf .of said Corporation, by its authority duly given , and that the statements therein contained are true.

/s/ Lynne E. Sapp (Buzzell)
Notary Public
My commission expires: 4/12/86